ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. REPORTS FINANCIAL RESULTS
FOR FOURTH QUARTER AND YEAR ENDING DECEMBER 31, 2011

- Review of 2011 Operating Activities -

- Provides Business Outlook for 2012 -

Addison, Texas, April 2, 2012; ULURU Inc. (OTCQB: ULUR) today announced its financial results for the fourth quarter and year ended December 31, 2011 and provided a review of its operating activities.

During the past 12 months significant achievements have been made by ULURU to expand the global commercialization of Altrazeal®, including:

▬	Execution of an agreement to market Altrazeal® in Europe;

▬	Agreement to market Altrazeal® in Australia, New Zealand, and selected Middle Eastern markets;

▬	Approval to market Altrazeal® in Australia and New Zealand ;

▬	Commencement of clinical studies to support the cost effectiveness of Altrazeal® in treating chronic wounds; and

▬	Generation of clinical data supporting the use of Altrazeal® in additional indications including diabetic foot ulcers with removable off-loading.

In addition, we received a patent specifically covering the wound care application of our NanoFlex™ technology which extends the patent life of Altrazeal® until 2027. This patent has also been granted in numerous international territories and is under review in other global markets.

In the upcoming six month period our business outlook is for a significant expansion in commercial activities, including the following:

▬	The first shipment of Altrazeal® to our exclusive worldwide distributor for marketing in the veterinary market;

▬	The first European order for Altrazeal® has been received and will be supplied;

▬	Altrazeal® is planned for launch in 5 markets including Germany, Australia and New Zealand;

▬	Approval for marketing in China is scheduled to be received;

▬	The first shipment of product to China is planned;

▬	Launch of the 0.75 gram blister package in the United States, which is designed to expand product usage, including use in additional hospital accounts and long term care facilities; and

▬	Completion of additional strategic alliances.

As a result of the achievements and activities outlined above, commencing the second quarter, the Company is projecting a significant increase in product sales in 2012. This increase in revenue is forecast to escalate during the course of 2012 and 2013 as Altrazeal® is launched in additional European markets and our partnership network is expanded to include further international markets.

Commenting on the business activities Kerry P. Gray, President and CEO stated, “The achievements in the past 12 months have favorably positioned the Company for significant revenue growth in 2012 and beyond. The initial response Altrazeal® has received from the medical community in Europe and Australia is very encouraging. It is anticipated that the clinical data being generated in these markets will drive the rapid adoption of Altrazeal®. We are looking forward to the introduction of Altrazeal® in Germany, Australia and New Zealand where we believe the product attributes of Altrazeal®, lower treatment cost and improved clinical outcomes, will enable Altrazeal® to rapidly gain market share. We plan on further extending our network of licensing partners during 2012 to have all major markets, with the possible exception of Japan, covered by year end. Also, we are excited about the near term introduction of Altrazeal® into the veterinary market. These activities should further enhance our revenue growth.”

For the fourth quarter of 2011, the Company reported a net loss of $0.9 million, or $0.13 per share, compared with a net loss of $0.3 million, or $0.05 per share, for the same period last year.  For the year ending December 31, 2011, the Company reported a net loss of $4.1 million, or $0.67 per share, compared with a net loss of $5.0 million, or $0.93 per share, in the same period of 2010. As of January 31, 2012, the Company held cash and cash equivalents of approximately $215,000.

Revenues
Revenues for the fourth quarter of 2011 were $256,000, compared to $1,029,000 for the fourth quarter of 2010.  The decrease of approximately $773,000 in revenues from the fourth quarter of 2010 compared to the fourth quarter of 2011 was primarily due to decreased licensing fees as the prior year included the recognition of $751,000 in unamortized licensing fees.

For the year ending December 31, 2011, revenues were $485,000, compared to $1,557,000 for the same period of 2010.  The decrease of approximately $1,072,000 was due primarily to the following factors; a reduction of $988,000 in OraDisc™ related licensing fees and a decrease of $186,000 in Zindaclin® related licensing and royalty fees due to our divestiture of this product in September 2010, this was partially offset by increased product sales.

Research and Development
Research and development expenses for the fourth quarter of 2011 were $198,000, including $17,000 in share-based compensation, compared to $309,000, including $32,000 in share-based compensation, for the fourth quarter of 2010.  The decrease of approximately $111,000 in research and development expenses was primarily was due primarily to lower costs for direct research costs of $85,000.

For the year ending December 2011, research and development expenses were $950,000, including $70,000 in share-based compensation, compared to $1,260,000, including $136,000 in share-based compensation, for the same period in 2010. The decrease of approximately $311,000 in research and development expenses was due primarily to lower costs for regulatory fees of $140,000, direct research costs of $73,000, clinical testing costs for our wound care technologies of $46,000 and scientific compensation costs of $30,000.

Selling, general and administrative
Selling, general and administrative expenses for the fourth quarter of 2011 were $498,000, including $25,000 in share-based compensation, compared to $715,000, including $34,000 in share-based compensation, for the fourth quarter of 2010.  The decrease of approximately $217,000 in selling, general and administrative expenses was primarily due to lower costs for compensation of $21,000, lower legal costs relating to our patents of $70,000, lower shareholder expenses of $65,000, relating to investor relations consulting and decreased sales & marketing costs of $64,000 due to a revised marketing plan.

For the year ending December 2011, selling, general and administrative expenses were $2,280,000, including $102,000 in share-based compensation, compared to $3,120,000 million, including $230,000 of share-based compensation, for the same period in 2010.

The decrease of approximately $843,000 in selling, general and administrative expenses was primarily due to lower costs for compensation of $183,000, sales & marketing costs of $348,000 due to a revised marketing plan, legal costs relating to our patents of $158,000 and commission expense of $30,000.

Interest Expense
Interest expense for the fourth quarter of 2011 was $19,000 as compared to $14,000 for the fourth quarter of 2010 and is comprised of financing costs for our insurance policies, interest costs related to regulatory fees, and interest costs and amortization of debt discount related to our convertible debt.

For the year ending December 2011, interest expense was $67,000 as compared to $51,000 for the same period of 2010.  The increase of approximately $16,000 is primarily attributable to costs associated with our convertible debt.

Loss on Sale of Intangible Assets
For the year ending December 2011, there were no intangible asset divestitures.  For the year ending December 2010, loss on sale of intangible assets was $858,000 and consisted of the June 2010 divestiture of our Zindaclin® intangible asset.

Mr. Gray continued, “The 2011 operating results reflect a significant improvement in our reported loss from 2010 and is due principally to the positive effects of our business restructuring and tight controls over our operating expenses.  With the projected increase in revenues for 2012, we are forecasting a significant improvement in operating results particularly in the second half of the year as our international business is forecast for rapid growth.”

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit our website at www.altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc., (the "Company”).   The progress of our technology, clinical and regulatory results for our products, advantages of our products, and cost saving initiatives, anticipated product launches and regulatory filings, near term revenue opportunities and anticipated extensions of product lines. When used in this press release, the words "may," "targets," "goal," "could," "should," "would," "believe," "feel," "hope," "expects," "confident," "anticipate," "estimate," "intend," "plan," "potential" and similar expressions may be indicative of forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ending December 31, 2011 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA

	(Unaudited)		(Audited)
	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
REVENUES
License fees	$4,494	$949,271	$22,843	$1,099,554
Royalty income	17,127	25,991	68,656	158,464
Product sales	233,905	53,614	393,037	299,339
Total Revenues	255,526	1,028,876	484,536	1,557,357

COSTS AND EXPENSES
Cost of goods sold	167,608	10,211	203,154	153,470
Research and development	197,504	309,100	946,553	1,258,060
Selling, general and administrative	497,761	714,758	2,276,806	3,119,881
Amortization of intangible assets	156,500	206,454	769,132	905,706
Depreciation	75,359	77,020	303,024	256,073
Total Costs and Expenses	1,094,732	1,317,543	4,498,669	5,693,190

OPERATING (LOSS)	(839,206)	(288,667)	(4,014,133)	(4,135,833)

Other Income (Expense)
Interest and miscellaneous income	1,856	4,375	11,341	9,930
Interest expense	(18,461)	(13,713)	(67,300)	(50,851)
Loss on sale of intangible assets	---	---	---	(857,839)
(LOSS) Before Income Taxes	(855,811)	(298,005)	(4,070,092)	(5,034,593)

Income taxes	---	---	---	---
NET (LOSS)	$(855,811)	$(298,005)	$(4,070,092)	$(5,034,593)

Less preferred stock dividends	(3,925)	---	(4,387)	---
NET (LOSS) Allocable to Common Stockholders	$(859,736)	$(298,005)	$(4,074,479)	$(5,034,593)

Basic and diluted net (loss) per common share	$(0.13)	$(0.05)	$(0.67)	$(0.93)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	6,702,759	5,474,482	6,065,615	5,436,033

ULURU Inc.
SELECTED CONSOLIDATED BALANCE SHEET DATA

	December 31, 2011	December 31, 2010

Cash and cash equivalents	$46,620	$641,441
Current assets	1,349,456	1,996,265
Property and equipment, net	1,072,460	1,375,484
Other assets	4,640,504	5,648,764
Total assets	7,062,420	9,020,513

Current liabilities	2,053,867	1,019,597
Long term liabilities – convertible note payable	234,882	---
Long term liabilities – deferred revenue	672,282	594,653
Total liabilities	2,961,031	1,614,250
Total stockholders’ equity	4,101,389	7,406,263